Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT (“Agreement”) dated as of March 13, 2006, between ATLAS PIPELINE PARTNERS, L.P., a Delaware limited partnership (the “Company”), and SUNLIGHT CAPITAL PARTNERS, LLC, a Delaware limited liability company (the “Purchaser”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Certificate.

W I T N E S S E T H:

WHEREAS, the Company desires to sell and issue to the Purchaser, and the Purchaser wishes to purchase from the Company an aggregate of 30,000 of the Company’s 6.5% Cumulative Convertible Preferred Units (the “Initial Preferred Units”), which are convertible into the Company’s common units, representing limited partner interests (the “Common Units”), in accordance with the terms of a certain Certificate of Designations (the “Certificate”), in form attached hereto as Exhibit A hereto;

WHEREAS, the Company and the Investor desire that the Company have an option (the “Option”) to sell, subject to the terms and conditions of this Agreement, an additional 10,000 of the Company’s 6.5% Cumulative Convertible Preferred Units (the “Option Preferred Units”, and together with the Initial Preferred Units, the “Preferred Units”);

WHEREAS, the Preferred Units have registration rights with respect to the Common Units issuable upon conversion thereof pursuant to the terms of that certain Registration Rights Agreement to be entered into between the Company and the Purchaser, substantially in the form of Exhibit B hereto (“Registration Rights Agreement”);

NOW, THEREFORE, in consideration of the foregoing premises and the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Purchase and Sale of Preferred Units

Section 1.1 Issuance of Initial Preferred Units. Upon the following terms and conditions, the Company shall issue and sell to the Purchaser, and the Purchaser shall purchase from the Company, 30,000 Preferred Units.

Section 1.2 Purchase Price. The purchase price for the Initial Preferred Units to be acquired by the Purchaser (the “Purchase Price”) shall be US$30 million.

Section 1.3 The Closing.

(a) Timing. Subject to the fulfillment or waiver of the conditions set forth in Article IV hereof, the purchase and sale of the Initial Preferred Units shall take place at a closing (the “Initial Closing”), on or about the date hereof or such other date as the Purchaser and the Company may agree upon (the “Initial Closing Date”).

(b) Form of Payment and Closing. On the Initial Closing Date, the Company shall deliver to the Purchaser certificates for the Initial Preferred Units purchased by it hereunder, issued in the name of the Purchaser. Such certificates shall be issued in accordance with the number and denomination of Initial Preferred Units requested by the Purchaser. On the Initial Closing Date the Purchaser shall deliver the Purchase Price by wire transfer of immediately available funds to an account designated in writing by the Company. In addition, each party shall deliver all documents, instruments and writings required to be delivered by such party pursuant to this Agreement at or prior to the Closing. Subject to the payment of the Purchase Price in accordance with this Agreement, the Initial Preferred Units will be fully paid for by the Purchaser as of the Initial Closing Date.

Section 1.4 The Option.

(a) From the date hereof until June 11, 2006, the Company, may, by written notice (the “Option Notice”) to the Purchaser, exercise the Option.

(b) In the event that the Option is exercised the aggregate purchase price for the Option Units shall be $10 million (the “Option Purchase Price”). The purchase and sale of the Option Preferred Units shall take place at a closing (the “Option Closing”) on the tenth Trading Day (as defined in the Certificate) following the date of the Option Notice (the “Option Closing Date”).

(c) On the Option Closing Date, the Company shall deliver to Purchaser certificates for the Option Preferred Units purchased by it, issued in the name of the Purchaser and the Purchaser shall deliver the Option Purchase Price by wire transfer of immediately available funds to an account designated in writing the Company. In addition, each party shall deliver all documents, instruments and writings required to be delivered by such party pursuant to this Agreement at or prior to the Option Closing. Subject to the payment of the Option Purchase Price in accordance with this Agreement, the Option Preferred Units will be fully paid for by the Purchaser as of the Option Closing Date.

(d) The exercise of the Option shall be subject to the following conditions: (i) the sale of the Initial Preferred Units pursuant to Section 1.3 above shall have been consummated; (ii) the closing price of Common Units shall exceed $40 per Common Unit for the 5 consecutive Trading Days immediately preceding the date of the Option Notice; and (iii) the Company shall be in compliance with its obligations under the Transaction Documents (as defined below).

ARTICLE II

Representations and Warranties

Section 2.1 Representations and Warranties of the Company. The Company hereby makes the following representations and warranties to the Purchaser as of the date hereof and the Initial Closing Date and, if applicable, the Option Closing Date:

(a) Organization and Qualification; Material Adverse Effect. The Company has been duly organized and is validly existing as a limited partnership in good standing under the laws of the State of Delaware. The Company is duly qualified and in good standing as a foreign limited partnership in each jurisdiction in which the character or location of its assets or properties (owned, leased or licensed) or the nature of its business makes such qualification necessary (including every jurisdiction in which it owns or leases real property), except for such jurisdictions where the failure to so qualify would not have a Material Adverse Effect on the Company. For purposes of this Agreement, “Material Adverse Effect” means any adverse effect on the business, operations, properties or financial condition of the Company that is (either alone or together with all other adverse effects) material to the Company, and any material adverse effect on the transactions contemplated under this Agreement or any other agreement or document contemplated hereby or thereby. Each of the Company’s subsidiaries is validly existing as a corporation, limited liability company or partnership, as applicable, in its respective jurisdiction of formation. Schedule 2.1(a) hereto identifies each of the Company’s subsidiaries (the “Subsidiaries”). All of the issued and outstanding capital stock, limited liability company interests or partnership interests, as applicable, of each Subsidiary has been duly authorized and validly issued, is fully paid and nonassessable and (except as otherwise disclosed on Schedule 2.1(a)) is owned by the Company, directly or indirectly, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity. Except as disclosed on Schedule 2.1(a), the Company does not own, lease or license any asset or property or conduct any business outside the United States of America. The Company has all requisite limited partnership power and authority and all necessary authorizations, approvals, consents, orders, licenses, certificates and permits of and from all governmental orders or regulatory bodies or any other person or entity, to own, lease, license and operate its assets and properties and conduct its business as now being conducted and as described in the SEC Documents (as defined below); except for such authorizations, approvals, consents, orders licenses, certificates and permits the absence of which would not have a Material Adverse Effect.

(b) Authorization; Enforcement. (i) The Company has all requisite partnership power and authority to enter into and perform this Agreement, the Certificate and the Registration Rights Agreement (the “Transaction Documents”) and to issue the Preferred Units in accordance with the terms hereof, (ii) the execution and delivery of the Transaction Documents by the Company and the consummation by it of the transactions contemplated thereby, including the issuance of the Preferred Units, have been duly authorized by all necessary partnership action, and no further consent or authorization of the Company or its General Partner or limited partners is required, (iii) the Transaction Documents have been, or at the Closing will be, duly executed and delivered by the Company, (iv) assuming they have been duly executed and delivered by the Purchaser (in the case of this Agreement and the Registration Rights Agreement), the Transaction Documents constitute, or at the Closing will constitute, valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except (A) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of creditors’ rights and remedies or by other equitable principles of general application, and (B) to the extent the indemnification provisions contained in this Agreement and the Registration Rights Agreement may be limited by applicable federal or state securities laws and (v) the Preferred Units and the Common Units issuable upon the conversion thereof (“Conversion Units”) have been duly authorized and, upon issuance thereof and payment therefor in accordance with the terms of this Agreement, the Preferred Units will be validly issued and free and clear of any and all liens, claims and encumbrances for claims of the Company.

(c) Capitalization. As of the date hereof, except as described in this Section 2.1(c) or disclosed in Schedule 2.1(c), (i) none of the Company’s equity securities are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company, (ii) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any equity securities of the Company or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional equity securities of the Company or any of its subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any equity securities of the Company or any of its Subsidiaries, (iii) there are no agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of their securities under the Securities Act of 1933, as amended (“Securities Act” or “1933 Act”) (except the Registration Rights Agreement) and the Senior Notes, (iv) other than the Senior Notes, there are no outstanding securities of the Company or any of its Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem a security of the Company or any of its Subsidiaries, (v) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance or conversion of the Preferred Units as described in this Agreement and (vi) the Company does not have any unit appreciation rights or “phantom unit” plans or agreements or any similar plan or agreement.

(d) Issuance of Conversion Units. Upon issuance in accordance with this Agreement and the terms of the Preferred Units, the Conversion Units will be duly authorized, validly issued, fully paid and nonassessable and free from all taxes (other than transfer taxes where the Preferred Units have been transferred and other than any taxes due because of actions by Purchaser), liens and charges with respect to the issue thereof and, subject to applicable securities laws (i) the Conversion Units will be entitled to be traded on the Principal Market (as defined below) or the New York Stock Exchange, the American Stock Exchange or the Nasdaq Small Cap Market (each an “Approved Market”), and (ii) the holders of such Conversion Units shall be entitled to all rights and preferences accorded to a holder of Common Units. As of the date of this Agreement, the outstanding Common Units are currently listed on the Principal Market.

(e) No Conflicts. Except as disclosed in Schedule 2.1(e), the execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby and issuance of the Preferred Units and Conversion Units will not (i) result in a violation of the Certificate of Limited Partnership or the Company’s Limited Partnership Agreement; (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party, except as would not reasonably be expected to have a Material Adverse Effect or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including United States federal and state securities laws and regulations and the rules and regulations of the New York Stock Exchange (“Principal Market”) or other principal securities exchange or trading market on which the Common Units are traded or listed) applicable to the

Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected. Except as disclosed in Schedule 2.1(e), neither the Company nor its Subsidiaries is in violation of any term of, or in default under, (x) its organizational documents or limited partnership agreements, respectively, (y) any material contract, agreement, mortgage, indebtedness, indenture, instrument, or (z) any judgment, decree or order or any statute, rule or regulation applicable to the Company or its Subsidiaries, the non-compliance with which (in the case of (x), (y) or (z)) would reasonably be expected to have a Material Adverse Effect. Except as specifically contemplated by this Agreement and as required under the 1933 Act, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency or any regulatory or self-regulatory agency in order for it to execute, deliver or perform any of its obligations under, or contemplated by, the Transaction Documents or the issuance of the Preferred Units or Conversion Units, in accordance with the terms hereof or thereof. Except as disclosed in Schedule 2.1(e), all consents, authorizations, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date hereof. The Company complies with and is not in violation of the listing requirements of the Principal Market.

(f) SEC Documents; Financial Statements. Since January 1, 2004, the Company as well as its majority owned Subsidiaries have filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “1934 Act”) (all of the foregoing filed prior to the date hereof and all exhibits and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”). The Company has delivered to the Purchaser or its representatives true and complete copies of any SEC Documents that were not filed electronically via EDGAR. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(g) Absence of Certain Changes. Except as disclosed in Schedule 2.1(g), the Company’s Report on Form 10-K for the year ended December 31, 2004 (the “Company’s 10-K”) or the SEC Documents filed at least thirty (30) days prior to the date hereof, since September 30, 2005 there has been no adverse change or adverse development in the business, properties, assets, operations, financial condition, prospects, liabilities or results of operations of the Company or its Subsidiaries which has had or, to the knowledge of the

Company or its Subsidiaries, is reasonably likely to have a Material Adverse Effect. The Company has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to any bankruptcy law nor does the Company or its Subsidiaries have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings.

(h) Absence of Litigation. To the Company’s knowledge, there are no material pending or threatened legal proceedings, other than routine litigation incidental to the Company’s business, to which the Company or any of its Subsidiaries is a party or of which any of their property is the subject, (i) except as set forth in SEC Documents which were filed at least 10 days before the date hereof, (ii) except as set forth in the Company’s 10-K, and (iii) except which individually and in the aggregate, respectively, would not be reasonably likely to result in liability to the Company in excess of $100,000 and $500,000, respectively.

(i) Acknowledgment Regarding Purchaser’s Purchase of Securities. The Company acknowledges and agrees that the Purchaser is acting solely in the capacity of arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated hereby and thereby. The Company further acknowledges that the Purchaser is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated hereby and thereby. The Company further represents to the Purchaser that the Company’s decision to enter into the Transaction Documents has been based solely on the independent evaluation by the Company and its representatives.

(j) No Integrated Offering. Except as set forth in Schedule 2.1(j), neither the Company, nor any of its affiliates, nor any person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of Preferred Units to the Purchaser to be integrated with prior offerings by the Company for purposes of the 1933 Act or any applicable shareholder approval provisions, including, without limitation, under the rules and regulations of the Principal Market or other Approved Market (as defined below), nor will the Company or any of its Subsidiaries take any action or steps that would cause the offering of the Preferred Units to be integrated with other offerings.

(k) Employee Relations. The Company does not have any employees. Neither the Company nor any of its Subsidiaries is a party to a collective bargaining agreement. No executive officer (as defined in Rule 501(f) of the 1933 Act) whose departure would be reasonably likely to result in a Material Adverse Effect has notified the Company in writing that such officer intends to leave the Company or otherwise terminate such officer’s employment with the Company.

(l) Intellectual Property Rights. The Company and its Subsidiaries own or possess adequate rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and rights necessary to conduct their respective businesses as now conducted, except as would not reasonably expect to have a Material Adverse Effect. Except as set forth on Schedule 2.1(l) or in the Company’s 10-K, none of the Company’s trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, government authorizations, trade secrets or other intellectual property rights have expired or terminated, or are expected to expire or terminate within two (2) years from the date of this Agreement, except as would not be reasonably expected to have a Material Adverse Effect. The Company and its Subsidiaries do not have any knowledge of any infringement by the Company or its Subsidiaries of trademark, trade name rights, patents, patent rights, copyrights, inventions, licenses, service names, service marks, service mark registrations, trade secret or other similar rights of others, or of any such development of similar or identical trade secrets or technical information by others.

(m) Environmental Laws. (A) The Company and its Subsidiaries (i) are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval where such noncompliance or failure to receive permits, licenses or approvals referred to in clauses (i), (ii) or (iii) above would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(B) Except as disclosed in the SEC Documents filed at least 30 days prior to the date hereof, (i) there has been no storage, disposal, generation, manufacture, refinement, transportation, handling or treatment of toxic wastes, hazardous wastes or hazardous substances by the Company or its Subsidiaries (or to the knowledge of the Company, any of their predecessors in interest) at, upon or from any of the property now or previously owned or leased by the Company or its Subsidiaries in violation of any applicable law, ordinance, rule, regulation, order, judgment, decree or permit or which would require remedial action under any applicable law, ordinance, rule, regulation, order, judgment, decree or permit, except for any violation or remedial action which would not have a Material Adverse Effect; (ii) there has been no material spill, discharge, leak, emission, injection, escape, dumping or release of any kind onto such property or into the environment surrounding such property of any toxic wastes, solid wastes, hazardous wastes or hazardous substances due to or caused by the Company or any of its Subsidiaries, except for any such spill, discharge, leak emission, injection, escape, dumping or release which would not have a Material Adverse Effect; and (iii) the terms “hazardous wastes,” “toxic wastes” and “hazardous substances” shall have the meanings specified in any applicable local, state, federal and foreign laws or regulations with respect to environmental protection.

(n) Title. The Company and its Subsidiaries have good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by them which is material to the business of the Company and its Subsidiaries, in the ordinary course of business as currently conducted, in each case free and clear of all liens, encumbrances and defects except such as are described in Schedule 2.1(n) or such as do not materially interfere with the use of such property by the Company or any of its Subsidiaries in the ordinary course of business as currently conducted. Any material real property and facilities held under lease by the Company or any of its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as do not materially interfere with the use made of such property and buildings by the Company and its Subsidiaries in the ordinary course of business as currently conducted.

(o) Regulatory Permits. The Company and its Subsidiaries possess all material certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities, necessary to conduct their respective businesses, and neither the Company nor any such Subsidiary has received any written notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit except as would reasonably be expected to have a Material Adverse Effect.

(p) Internal Accounting Controls. The Company and each of its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(q) Foreign Corrupt Practices Act. Except as would not reasonably be expected to have a Material Adverse Effect, neither the Company, nor any director, officer, agent, employee or other person acting on behalf of the Company or any Subsidiary has, in the course of acting for, or on behalf of, the Company, directly or indirectly used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; directly or indirectly made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any similar treaties of the United States; or directly or indirectly made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government or party official or employee.

(r) Tax Status. (A) Except as set forth in the Company’s 10-K, the Company and each of its Subsidiaries has made or filed all United States federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject and (i) has paid all taxes and other governmental assessments and charges, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and (ii) has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes claimed to be due by the taxing authority of any jurisdiction, and the Company is not aware of any basis for any such claim.

(B) The Company has met the qualification requirements for a “partnership” under the Internal Revenue Code of 1986, as amended (the “Code”) during its taxable years ending on or after December 31, 2001 and its proposed method of operations will enable it to continue to meet the requirements for qualification and taxation as a “partnership” under the Code, assuming no change in the applicable underlying law. The Company does not know of any event that would cause or is likely to cause the Company to fail to qualify as a partnership for tax purposes at any time.

(s) Certain Transactions. Except as set forth on Schedule 2.1(s), the Company 10-K, or the SEC Documents filed at least thirty (30) Trading Days prior to the date hereof and except for arm’s length transactions pursuant to which the Company makes payments in the ordinary course of business upon terms no less favorable than the Company could obtain from third parties and other than the grant of stock options disclosed on Schedule 2.1(c) or the Company’s 10-K, none of the officers, directors or employees of the Company is presently a party to any transaction with the Company or any of its Subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any officer, director or any such employee has a substantial interest or is an officer, director, trustee or partner.

(t) Obligations. Except to the extent (if any) specifically set forth in the Transaction Documents, the Company’s obligations thereunder are not subject to any right of set off, counterclaim, delay or reduction.

(u) Form S-3. The Company is eligible to file the Registration Statement (as defined in the Registration Rights Agreement) for secondary offerings on Form S-3 (as in effect on the date of this Agreement) under the 1933 Act and rules promulgated thereunder.

(v) Sarbanes-Oxley Act. The Company is in compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 and any and all applicable rules and regulations promulgated by the SEC thereunder, except where such noncompliance would not have, individually or in the aggregate, a Material Adverse Effect.

(w) Investment Company Status. The Company is not, and immediately after receipt of payment for the Preferred Units issued under this Agreement will not be, and “investment company” or an entity “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”), and shall conduct its business in a manner so that it will not become subject to the Investment Company Act.

(x) Listing and Maintenance Requirements. Since January 1, 2005, the Company has been in compliance with all listing and maintenance requirements for the Principal Market except, in each case, as could not reasonably be expected to result in a Material Adverse Effect. Since January 1, 2005, the Company has not received any communication, written or oral, from the SEC or the Principal Market regarding the suspension or delisting of the Common Stock from the Principal Market.

(y) Brokers. The Company has taken no action that would give rise to any claim by any person for brokerage commissions, finder’s fees or similar payments by the Company or the Purchaser relating to this Agreement or the transactions contemplated hereby.

Section 2.2 Representations and Warranties of the Purchaser. The Purchaser hereby makes the following representations and warranties to the Company as of the date hereof and the Initial Closing Date, and if applicable, the Option Closing Date:

(a) Accredited Investor Status; Sophisticated Purchaser. The Purchaser is a “qualified institutional buyer” as that term is defined in Rule 144A (a “QIB”) under the 1933 Act and is able to bear the risk of its investment in Preferred Units and the Conversion Units. The Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the purchase of the Preferred Units and the Conversion Units.

(b) Information. The Purchaser and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company which have been requested and materials relating to the offer and sale of the Preferred Units and Conversion Units which have been requested by the Purchaser. The Purchaser and its advisors, if any, have been afforded the opportunity to ask questions of the Company. Neither such inquiries nor any other due diligence investigations conducted by the Purchaser or its advisors, if any, or its representatives shall modify, amend or affect the Purchaser’s right to rely on the Company’s representations and warranties contained in Section 2.1 above. The Purchaser understands that its purchase of the Preferred Units involves a high degree of risk. The Purchaser has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Preferred Units.

(c) No Governmental Review. The Purchaser understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Preferred Units or the fairness or suitability of the investment in the Preferred Units and Common Shares nor have such authorities passed upon or endorsed the merits thereof.

(d) Legends. The Company shall issue the certificates for the Preferred Units and Common Units to the Purchaser without any legend except as described in Article VI below.

(e) Authorization; Enforcement. Each of this Agreement and the Registration Rights Agreement have been duly and validly authorized, executed and delivered on behalf of the Purchaser and is a valid and binding agreement of the Purchaser enforceable against the Purchaser in accordance with their terms, subject as to enforceability to general principles of equity and to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies. The Purchaser has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and the Registration Rights Agreement and each other agreement entered into by the parties hereto in connection with the transactions contemplated by this Agreement.

(f) Residency. The Purchaser is a resident of the State of New York.

(g) No Conflicts. The execution, delivery and performance of this Agreement and the Registration Rights Agreement by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby and thereby will not (i) result in a violation of the certificate of incorporation, by-laws or other documents of organization of the Purchaser, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Purchaser is bound, or (iii) result in a violation of any law, rule, regulation or decree applicable to the Purchaser.

(h) Purchase Representation. The Purchaser is purchasing the Preferred Units for its own account and not with a view to distribution in violation of any securities laws. The Purchaser has been advised and understands that neither the Preferred Units nor the Conversion Units have been registered under the 1933 Act or under the “blue sky” laws of any jurisdiction and may be resold only if registered pursuant to the provisions of the 1933 Act or if Purchaser delivers an opinion of counsel to the Company that an exemption from registration is available or that registration not required by law. The Purchaser has been advised and understands that the Company, in issuing the Preferred Units, is relying upon, among other things, the representations and warranties of the Purchaser contained in this Section 2.2 in concluding that such issuance is a “private offering” and is exempt from the registration provisions of the 1933 Act.

(i) Rule 144. The Purchaser understands that there is no public trading market for the Preferred Units, that none is expected to develop, and that the Preferred Units must be held indefinitely unless and until Preferred Units or Conversion Units received upon conversion thereof are registered under the 1933 Act or an exemption from registration is available. The Purchaser has been advised or is aware of the provisions of Rule 144 promulgated under the 1933 Act.

(j) Brokers. The Purchaser has taken no action which would give rise to any claim by any person for brokerage commissions, finder’s fees or similar payments by the Company or the Purchaser relating to this Agreement or the transactions contemplated hereby.

(k) Reliance by the Company. The Purchaser understands that the Preferred Units are being offered and sold in reliance on a transactional exemption from the registration requirements of Federal and state securities laws and that the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the Purchaser set forth herein in order to determine the applicability of such exemptions and the suitability of the Purchaser to acquire the Preferred Units and the Conversion Units issuable upon conversion thereof.

ARTICLE III

Covenants

Section 3.1 Registration and Listing. Until such time as no Preferred Units are outstanding, the Company will cause the Common Units to continue at all times to be registered under Sections 12(b) or (g) of the 1934 Act, will comply in all material respects with its reporting and filing obligations under the 1934 Act, and will not take any action or file any document (whether or not permitted by the 1934 Act or the rules thereunder) to terminate or suspend such reporting and filing obligations. Until such time as no Preferred Units are outstanding, the Company shall continue the listing or trading of the Common Units on the Principal Market or one of the other Approved Markets and comply in all material respects with the Company’s reporting, filing and other obligations under the bylaws or rules of the Approved Market on which the Common Units is listed. The Company shall cause the Conversion Units to be listed on the Principal Market or one of the other Approved Markets no later than the effectiveness of the registration of the Conversion Units under the 1933 Act, and shall continue such listing(s) on one of the Approved Markets, for so long as any Preferred Units are outstanding.

Section 3.2 Securities Compliance. The Company shall notify the SEC and the Principal Market, in accordance with their requirements, of the transactions contemplated by this Agreement and the Registration Rights Agreement, and shall take all other necessary action and proceedings as may be required and permitted by applicable law, rule and regulation, for the legal and valid issuance of the Preferred Units and the Conversion Units issuable upon conversion thereof.

Section 3.3 Notices. The Company agrees to provide all holders of Preferred Units with copies of all notices and information, including without limitation notices and proxy statements in connection with any meetings, that are provided generally to the holders of Common Units, contemporaneously with the delivery of such notices or information to such Common Units holders.

Section 3.4 Use of Proceeds. The Company agrees that the net proceeds received by it from the sale of the Preferred Units shall be used only for general partnership purposes.

Section 3.5 [Intentionally Omitted]

Section 3.6 Best Efforts. The parties shall use their best efforts to satisfy timely each of the conditions described in Article V of this Agreement.

Section 3.7 Blue Sky Laws. The Company shall take such actions as it reasonably determines are required to comply with all “blue sky” laws applicable to the sale of the Preferred Units hereunder; provided, however, that the Company shall not be required in connection therewith to register or qualify as a foreign entity in any jurisdiction where it is not so qualified or to take any action that would subject it to service of process in suits or taxation, in each case, in any jurisdiction where it is no so subject.

Section 3.8 Publicity. The Company shall, immediately upon the Closing file a Report on Form 8-K, in the Form of Exhibit C hereto, with the SEC, which shall describe the sale of the Preferred Units and which shall include the Transaction Documents as exhibits.

Section 3.9 [Intentionally Omitted]

Section 3.10 Existence. So long as any Preferred Units remain outstanding, the Company and each Subsidiary will maintain its existence in good standing and remain qualified to do business as a foreign entity in each jurisdiction in which the nature of its activities or the character of the properties it owns or leases makes such qualification necessary, except where the failure to maintain such qualifications would not reasonably be expected to have a Material Adverse Effect.

Section 3.11 Sales of Option Preferred Units. The Company may not issue the Option Preferred Units, except in accordance with the Option.

ARTICLE IV

Conditions to Closings

Section 4.1 Conditions Precedent to the Obligation of the Company to Sell. The obligation hereunder of the Company to issue and/or sell the Preferred Units at the Initial Closing or the Option Closing (each a “Closing” and collectively, the “Closings”), Closing is subject to the satisfaction, at or before each Closing, of each of the applicable conditions set forth below. These conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion.

(a) Accuracy of the Purchaser’s Representations and Warranties. The representations and warranties of the Purchaser will be true and correct in all material respects as of the date when made and as of the Initial Closing Date or Option Closing Date, as the case may be (each, a “Closing Date”), as though made at that time.

(b) Performance by the Purchaser. The Purchaser shall have performed all agreements and satisfied all conditions required to be performed or satisfied by the Purchaser at or prior to the Closing, including payment of the Purchase Price to the Company as provided herein.

(c) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by the Transaction Documents.

Section 4.2 Conditions Precedent to the Obligation of the Purchaser to Purchase. The obligation hereunder of the Purchaser, to acquire and pay for the Preferred Units at each Closing is subject to the satisfaction, at or before such Closing, of each of the applicable conditions set forth below. These conditions are for the Purchaser’s benefit and may be waived by the Purchaser at any time in its sole discretion.

(a) Accuracy of the Company’s Representations and Warranties. The representations and warranties of the Company shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties as of an earlier date, which shall be true and correct in all material respects as of such date).

(b) Performance by the Company. The Company shall have performed all agreements and satisfied all conditions required to be performed or satisfied by the Company at or prior to the Closing, including, without limitation, delivery of the Preferred Units to the Purchaser.

(c) NYSE Trading. From the date hereof to the Closing Date, trading in the Company’s Common Units shall not have been suspended by the SEC and trading in securities generally as reported by the Principal Market (or other Approved Market) shall not have been suspended or limited, and the Common Units shall be listed on the Principal Market or another Approved Market.

(d) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by the Transaction Documents. The Nasdaq shall not have objected or indicated that it may object to the consummation of any of the transactions contemplated by this Agreement.

(e) Opinion of Counsel. At the Closing, the Purchaser shall have received an opinion of counsel to the Company in the form attached hereto as Exhibit D and such other opinions, certificates and documents as the Purchaser or their counsel shall reasonably require incident to the Closing.

(f) Registration Rights Agreement. The Company and the Purchaser shall have executed and delivered the Registration Rights Agreement in the form and substance of Exhibit B attached hereto.

(g) Officer’s Certificates. The Company shall have delivered to the Purchaser a certificate in form and substance satisfactory to the Purchaser and the Purchaser’s counsel, executed by an officer of the General Partner, certifying as to satisfaction of closing conditions, incumbency of signing officers, and the true, correct and complete nature of the charter documents, good standing and authorizing resolutions of the Company.

ARTICLE V

Legend and Stock

Upon payment therefor as provided in this Agreement, the Company will issue one or more Preferred Units in the name of the Purchaser and in such denominations to be specified by the Purchaser prior to (or from time to time subsequent to) each Closing. Each certificate representing Preferred Units and any certificate representing Conversion Units prior to such Conversion Units being registered under the 1933 Act for resale or available for resale under Rule 144(k) under the 1933 Act, shall be stamped or otherwise imprinted with a legend in substantially the following form:

NEITHER THESE SECURITIES NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR AFTER RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT.

The Company agrees to issue Conversion Units issued upon conversion of Preferred Units, without the first legend set forth above with respect to the Securities Act (the “Securities Legend”), at such time as (i) the holder thereof is permitted to dispose of such Conversion Units pursuant to Rule 144(k) under the 1933 Act, or (ii) such securities have been registered under the 1933 Act.

Any Conversion Units issued after the Registration Statement (as defined in the Registration Rights Agreement) has become effective shall be free and clear of any Securities Legends.

Nothing herein shall limit the right of any holder to pledge these securities pursuant to a bona fide margin account or lending arrangement entered into in compliance with law, including applicable securities laws.

ARTICLE VI

Termination

Section 6.1 Termination. This Agreement, may be terminated by action of the General Partner of the Company or by the Purchaser at any time if the Closing shall not have been consummated by the five business day following the date of this Agreement; provided, however, that the party (or parties) prepared to close shall retain its (or their) right to sue for any breach by the other party (or parties).

ARTICLE VII

Indemnification

Section 7.1 Indemnification.

(a) In consideration of the Purchaser’s execution and delivery of the this Agreement and the Registration Rights Agreement and acquiring the Preferred Units hereunder and in addition to all of the Company’s other obligations under the Transaction Documents, the Company shall defend, protect, indemnify and hold harmless the Purchaser and all of its partners, officers, directors, employees, members and direct or indirect investors and any of the foregoing person’s agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Purchaser Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Purchaser Indemnified Liabilities”), incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in the Transaction Documents or any other certificate or document contemplated hereby or thereby, (b) any breach of any covenant, agreement or obligation of the Company contained in the Transaction Documents or any other certificate or document contemplated hereby or thereby, (c) any cause of action, suit or claim brought or made against such Purchaser Indemnitee by a third party and arising out of or resulting from (i) the execution, delivery, performance, breach by the Company or enforcement of the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby or, (ii) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Preferred Units and (d) the enforcement of this Section. Notwithstanding the foregoing, Purchaser Indemnified Liabilities shall not include any liability of any Indemnitee arising solely out of such Purchaser Indemnitee’s willful misconduct or fraudulent action(s). To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Purchaser Indemnified Liabilities which is permissible under applicable law. Notwithstanding the foregoing, to the extent this Section overlaps with Section 6(a) of the Registration Rights Agreement, the amount of the Holder’s indemnification shall not exceed the limitation contained in such provision.

(b) The Purchaser shall defend, protect, indemnify and hold harmless the Company and all of its partners, officers, directors, employees, members and direct or indirect investors and any of the foregoing person’s agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Company Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Company Indemnified Liabilities”), incurred by any Indemnitee as a result of, or arising out of, or relating to this Agreement any misrepresentation or breach of any representation or warranty made by the Purchaser in Section 2.2(a), 2.2(b), 2.2(c), 2.2(d), 2.2(f), 2.2(h) and 2.2(i) the enforcement of this Section. Notwithstanding the foregoing, Company Indemnified Liabilities shall not include any liability of any Indemnitee arising solely out of such Company Indemnitee’s willful misconduct or fraudulent action(s). To the extent that the foregoing undertaking by the Purchaser may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Company Indemnified Liabilities which is permissible under applicable law.

Section 7.2 Procedure. Each party entitled to indemnification under this Article 7 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim in any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at its own expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Article 7 except to the extent that the Indemnifying Party is materially and adversely affected by such failure to provide notice. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such non-privileged information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

ARTICLE VIII

Governing Law; Miscellaneous

Section 8.1 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICT OF LAWS. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN, FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR WITH ANY TRANSACTION CONTEMPLATED HEREBY OR DISCUSSED HEREIN, AND HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF ANY SUCH COURT, THAT SUCH SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM OR THAT THE VENUE OF SUCH SUIT, ACTION OR PROCEEDING IS IMPROPER. EACH PARTY HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO PROCESS BEING SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING BY MAILING A COPY THEREOF TO SUCH PARTY AT THE ADDRESS FOR SUCH NOTICES TO IT UNDER THIS AGREEMENT AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF. NOTHING CONTAINED HEREIN SHALL BE DEEMED TO LIMIT IN ANY WAY ANY RIGHT TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW. IF ANY PROVISION OF THIS AGREEMENT SHALL BE INVALID OR UNENFORCEABLE IN ANY JURISDICTION, SUCH INVALIDITY OR UNENFORCEABILITY SHALL NOT AFFECT THE VALIDITY OR ENFORCEABILITY OF THE REMAINDER OF THIS AGREEMENT IN THAT JURISDICTION OR THE VALIDITY OR ENFORCEABILITY OF ANY PROVISION OF THIS AGREEMENT IN ANY OTHER JURISDICTION. EACH PARTY HERETO IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY.

Section 8.2 Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

Section 8.3 Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

Section 8.4 Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

Section 8.5 Entire Agreement; Amendments; Waivers.

(a) This Agreement supersedes all other prior oral or written agreements between the Purchaser, the Company, their affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein (including the other Transaction Documents) contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor the Purchaser makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and the Purchaser, and no provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought.

(b) The Purchaser may, as to itself only, at any time elect, by notice to the Company, to waive (whether permanently or temporarily, and subject to such conditions, if any, as the Purchaser may specify in such notice) any of its rights under any of the Transaction Documents to acquire Common Units from the Company, in which event such waiver shall be binding against the Purchaser in accordance with its terms; provided, however, that the voluntary waiver contemplated by this sentence may not reduce the Purchaser’s obligations to the Company under the Transaction Documents.

Section 8.6 Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing, must be delivered by (i) courier, mail or hand delivery or (ii) facsimile, and will be deemed to have been delivered upon receipt. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Atlas Pipeline Partners, L.P.
311 Rouser Road
Moon Township, Pennsylvania 15108
Telephone:	(412) 262-2830
Facsimile:	(412) 262-2820
Attention:	Lisa Washington

If to the Purchaser:

Sunlight Capital Partners, LLC
712 Fifth Avenue
New York, New York 10019
Telephone:	(212) 974-6000
Facsimile:	(212) 974-2092
Attention:	Sundar Srinivasan

Each party shall provide five (5) days prior written notice to the other party of any change in address, telephone number or facsimile number. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

Section 8.7 Successors and Assigns. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including any Assignee (as defined below). The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Purchaser, including by merger or consolidation. The Purchaser may assign some or all of its rights hereunder to any assignee of the Preferred Units or Conversion Units to the extent such assignee signs a counterpart signature page to this Agreement or a joinder agreement. Notwithstanding anything to the contrary contained in the Transaction Documents, the Purchaser shall be entitled to pledge the Preferred Units or Conversion Units in connection with a bona fide margin account.

Section 8.8 No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

Section 8.9 Survival. The representations, warranties and agreements of the Company and the Purchaser contained in the Agreement shall survive the Closing.

Section 8.10 Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

Section 8.11 No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

Section 8.12 Remedies. The Purchaser and each assignee of Purchaser (“Assignee”) shall have all rights and remedies set forth in the Transaction Documents and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under any law. Any person having any rights under any provision of the Transaction Documents shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of the Transaction Documents and to exercise all other rights granted by law. The Purchaser and each Assignee without prejudice may withdraw, revoke or suspend its pursuit of any remedy at any time prior to its complete recovery as a result of such remedy.

Section 8.13 Payment Set Aside. To the extent that the Company makes a payment or payments to the Purchaser under the Transaction Documents or the Purchaser enforces or exercises its rights hereunder or thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

Section 8.14 Days. Unless the context refers to “business days” or “Trading Days”, all references herein to “days” shall mean calendar days.

Section 8.15 Rescission and Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) the Transaction Documents, wherever the Purchaser exercises a right, election, demand or option under a Transaction Document and the Company or applicable Subsidiary does not fully perform its respective related obligations within the periods therein provided, then the Purchaser in its sole discretion may rescind or withdraw from time to time any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights.

* * * * *

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed as of the date and year first above written.

COMPANY:	PURCHASER:

ATLAS PIPELINE PARTNERS, L.P.	SUNLIGHT CAPITAL PARTNERS, LLC

By:	By:
Name:	Name:
Title:	Title:

List of Schedules

Schedule 2.1(a)	Subsidiaries
Schedule 2.1(c)	Capitalization
Schedule 2.1(e)	No Conflicts
Schedule 2.1(g)	Certain Changes
Schedule 2.1(j)	Other Transactions
Schedule 2.1(l)	Intellectual Property Rights
Schedule 2.1(n)	Title
Schedule 2.1(s)	Certain Transactions

List of Exhibits

EXHIBIT A	Certificate of Designation
EXHIBIT B	Registration Rights Agreement
EXHIBIT C	Form 8-K Report
EXHIBIT D	Opinion of Counsel

SCHEDULE 2.1(a)

Subsidiaries

Atlas Pipeline Operating Partnership, L.P.

Atlas Pipeline New York, LLC

Atlas Pipeline Ohio, LLC

Atlas Pipeline Pennsylvania, LLC

Atlas Pipeline Mid-Continent LLC

Atlas Arkansas Pipeline LLC

NOARK Pipeline System, L.P.

Elk City Oklahoma GP, LLC

Elk City Oklahoma Pipeline, L.P.

Each of the subsidiaries (other than NOARK) is a guarantor under the Revolving Credit and Term Loan Agreement, dated as of April 14, 2005 and amended on October 31, 20005, among the Company, the guarantors, Wachovia Bank, National Association and the other lenders named therein. The Company pledged all of its assets, including its direct or indirect equity interest in each of the subsidiaries, as collateral.

SCHEDULE 2.1(c)

(i)	Pursuant to § 5.9 of the Company’s Second Amended and Restated Agreement of Limited Partnership, whenever the Company issues additional equity securities, the General Partner has the right to purchase such securities to the extent necessary to maintain the percentage interest of it and its affiliates.

(ii)	Pursuant to the Company’s Long-Term Incentive Plan, 129,748 phantom units have been granted to certain managing board members of the Company’s general partner and other employees who provide services to the Company. These phantom units vest 25% per year for 4 years and are exercisable either on a one-for-one basis for common units of the Company or for cash.

(iii)	Pursuant to § 7.13 of the Company’s Second Amended and Restated Agreement of Limited Partnership, the General Partner and its affiliates have registration rights with respect to any partnership securities they hold and cannot sell under Rule 144 or other exemption.

(iv)	None.

(v)	None.

(vi)	See (ii) above.

SCHEDULE 2.1(e)

None.

SCHEDULE 2.1(g)

None.

SCHEDULE 2.1(j)

The Company completed a public offering of common units in November 2005.

SCHEDULE 2.1(l)

None.

SCHEDULE 2.1(n)

See Schedule 2.1(a).

SCHEDULE 2.1(s)

None.